Exhibit 99.1

CONTACTS: Dennis Oates	Douglas McSorley	June Filingeri
Chairman,	VP Finance, CFO	President
President and CEO	and Treasurer	Comm-Partners LLC
(412) 257-7609	(412) 257-7606	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS ANNOUNCES AMENDMENT OF CREDIT AGREEMENT

BRIDGEVILLE, PA, March 20, 2012 — Universal Stainless & Alloy Products, Inc. (Nasdaq:USAP) announced today that it has amended its Credit Agreement with PNC Bank, National Association, serving as Administrative Agent for a syndicate of banks. The Amended Credit Agreement lowers the Company’s interest rates and provides additional flexibility in the structure of its credit facilities, within the Credit Agreement. It also extends the maturity date to March 19, 2017 from its current maturity date of August 18, 2016.

The Amended Credit Agreement increases commitments under the senior revolving credit facility to $105.0 million from $75.0 million while reducing the senior secured term loan facility to $20.0 million from $40.0 million. Under the Amended Credit Agreement, the Company’s interest rates are reduced by 50 basis points. The reduced senior secured term loan will reduce the Company’s quarterly principal payments to $750,000 from $1.5 million and extends the start date of scheduled payments by one year to July 1, 2013.

“In addition to its financial benefits, the Amended Credit Agreement reflects our progress over the past several months with the start-up of our North Jackson operation,” commented Dennis Oates, Chairman, President and Chief Executive Officer. “The Credit Agreement was initially entered into in August 2011 for the acquisition financing and start-up of our North Jackson operation, which was a greenfield operation at the time. Since then, we have completed the build-out of the Vacuum Arc Induction Melting (VIM) facility, installed two Vacuum Arc Remelting (VAR) furnaces, and completed and ramped-up the new radial forge at North Jackson. With these major start-up milestones achieved, our new Credit Facilities can be used to fund Universal’s future capital investment and growth strategy.”

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, petrochemical and heavy equipment manufacturing. Established in 1994, our experience, technical expertise, and dedicated workforce stand committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the concentrated nature of the Company’s customer base to date and the Company’s dependence on its significant customers; the receipt, pricing and timing of future customer orders; changes in product mix; the limited number of raw material and energy suppliers and significant fluctuations that may occur in raw material and energy prices; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; risks associated with labor matters; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation and matters; risks related to acquisitions that the Company may make; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

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